EXHIBIT 10.2

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Company"), and Jeffery A. Smisek ("Executive").

                      W I T N E S S E T H:

     WHEREAS, Company and Executive are parties to that certain
Employment Agreement dated as of June 5, 1995 (the "Current
Agreement"); and

     WHEREAS, the Human Resources Committee of the Board of
Directors, at its November 2, 1995 meeting, authorized the amendment of the employment agreements of officers of the Company, selected on a performance basis by the Chief Executive Officer of the Company, with respect to certain matters; and

     WHEREAS, Executive has been so selected by the Chief Executive
Officer; and

     WHEREAS, in connection therewith, the parties desire to amend the Current Agreement and restate it, as so amended, in its entirety as this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES

     1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be June 6, 1995.

     1.2 Position. From and after the Effective Date, Company shall employ Executive in the position of Senior Vice President, General Counsel and Secretary of Company, or in such other position or positions as the parties mutually may agree.

     1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time.


ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three-year period beginning on the Effective Date.

     2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors") or the Human Resources Committee of the Board of Directors (the "HR Committee"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

          (i)    upon Executive's death;

          (ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

          (iii) for cause, which for purposes of this Agreement shall mean Executive's gross negligence or willful misconduct in the performance of, or Executive's abuse of alcohol or drugs rendering him unable to perform, the material duties and services required of him pursuant to this Agreement;

          (iv) for Executive's material breach of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

          (v) for any other reason whatsoever, in the sole discretion of the Board of Directors or the Human Resources
     Committee.

     2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

          (i) the assignment to Executive by the Board of Directors or HR Committee or other officers or representatives of Company of duties materially inconsistent with the duties associated with the position described in paragraph 1.2 as such duties are constituted as of the Effective Date;

          (ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or title from those applicable to him as of the Effective Date;

          (iii) the occurrence of material acts or conduct on the part of Company or its officers or representatives which prevent Executive from performing his duties and responsibilities pursuant to this Agreement;

          (iv) Company requiring Executive to be permanently based anywhere outside a major urban center in Texas;

          (v) the taking of any action by Company that would materially adversely affect the corporate amenities enjoyed by Executive on the Effective Date;

          (vi) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company; or

          (vii) for any other reason whatsoever, in the sole discretion of Executive.

     2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.


ARTICLE 3:  COMPENSATION AND BENEFITS

     3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $250,000.00 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary at the date of this Agreement is $300,000.00. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

     3.2 Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, participation effective as of March 27, 1995 in any such program maintained for the year during which such date occurs) at a level which is not less than the maximum participation level made available to any other executive of Company at substantially the same title or level of Executive (determined without regard to period of service or other criteria that might otherwise be necessary to entitle Executive to such level of participation).

     3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

     3.4  Other Perquisites.  During his employment hereunder,
Executive shall be afforded the following benefits as incidences of his employment:

          (i) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel.

          (ii) Parking - Company shall provide at no expense to Executive a parking place convenient to Executive's office and a parking place at Intercontinental Airport in Houston, Texas.

          (iii) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Flight Benefits and the like.
     Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.


ARTICLE 4:  EFFECT OF TERMINATION ON COMPENSATION

     4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment; provided, however, that Executive shall be provided with Flight Benefits for the remainder of Executive's lifetime.

     4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii) or
(iv), then Company shall (a) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment (as such term is defined in paragraph 4.7), (b) provide Executive with Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, (c) provide Executive with Outplacement Services (as such term is defined in paragraph 4.7), and (d) provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.7) for the Severance Period.

     4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or (vi), then Company shall provide Executive with the payments and benefits described in clauses (a) through (d) of paragraph 4.2.

     4.4 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under the Incentive Plan (as such term is defined in paragraph 4.7)) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this
Article 4.

     4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

     4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

          (i) "Annualized Compensation" shall mean an amount equal to the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and (2) a deemed annual bonus which shall be equal to 25% of the amount described in clause (1) of this paragraph 4.7(i);

          (ii) "Change in Control" shall have the meaning assigned to such term in the Incentive Plan (as amended by the First Amendment thereto) in effect as of the date of execution of this Agreement;

          (iii) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive's receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of his termination of employment, then such coverage shall be continued as provided in such plan upon the expiration of the period Continuation Coverage is to be provided pursuant to this Article 4. Notwithstanding any provision in this Article 4 to the contrary, Executive's entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

          (iv) "Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for Executive and his eligible family members (as such eligibility is in effect on the date hereof), a UATP card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any of its affiliates or any successor or successors thereto (a "Similar Card")) in Executive's name for charging flights (in any fare class) on the CO system for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, a Gold Elite OnePass Card (or similar highest category successor frequent flyer card) in Executive's name for use on the CO system, a membership for Executive and Executive's spouse in the Company's President's Club (or any successor program maintained in the CO system) and reimbursement (while an officer of the Company) of up to $10,000 annually for U.S. federal, state or local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare or other lowest available fare) for the applicable flight on the date of such flight, regardless of the actual fare class booked or flown, or as otherwise required by law);

          (v)    "Incentive Plan" shall mean Company's 1994
     Incentive Equity Plan, as amended;

          (vi) "Outplacement Services" shall mean outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld);

          (vii)  "Severance Period" shall mean:

                 (1) in the case of a termination of Executive's employment with Company that occurs within two years after the date upon which a Change in Control occurs, a period commencing on the date of such termination and continuing for thirty-six months; or

                 (2) in the case of a termination of Executive's employment with Company that occurs prior to a Change in Control or after the date which is two years after a Change in Control occurs, a period commencing on the date of such termination and continuing for twenty-four months; and

          (viii) "Termination Payment" shall mean an amount equal to Executive's Annualized Compensation multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve.

Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on Executive's UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.4(i) hereof. Executive agrees that the credit availability under Executive's UATP card (or Similar
Card) may be suspended if Executive does not timely reimburse the Company as described in the foregoing sentence; provided, that, immediately upon the Company's receipt of Executive's reimbursement in full, the credit availability under Executive's UATP card (or
Similar Card) will be restored.   The sole cost to Executive of
flights on the CO system pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO system charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Benefits at the lowest published fare (i.e., 21 day advance purchase coach fare or other lowest available fare) for the applicable flight on the date of such flight, regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive
as required by applicable law.   With respect to any period with
respect to which the Company is obligated to provide up to $10,000 of reimbursement for income taxes as described in paragraph 4.7
(iv) above, Executive will provide to the Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit the Company to calculate accurately the amount to be so reimbursed to Executive, and Executive understands that the Company will not make any gross-up payment to Executive with respect to the income attributable to such reimbursement. Executive agrees that he will not resell or permit to be resold any tickets issued on the CO system in connection with the Flight Benefits. Executive shall be issued a UATP card (or Similar Card), a Gold Elite OnePass Card (or similar highest category successor frequent flyer card), a membership card in the Company's Presidents Club (or any successor program maintained in the CO system) for Executive and Executive's spouse, an appropriate flight pass identification card and an Employee Travel Card, each valid at all times during the term of Executive's Flight Benefits.


ARTICLE 5:  MISCELLANEOUS

     5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Texas Commerce Bank National Association (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

     5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Company to:   Continental Airlines, Inc.
                         2929 Allen Parkway, Suite 2010
                         Houston, Texas  77019
                         Attention:  General Counsel

     If to Executive to: Jeffery A. Smisek
                         5211 Briar Drive
                         Houston, Texas   77056

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

     5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same
Agreement.

     5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

     5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

     5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.4(iii), (ii) any signed written agreement heretofore or contemporaneously executed by Company and Executive with respect to Awards (as defined in the Incentive Plan) under the Incentive Plan, or (iii) any signed written agreement hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

     5.13 Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of November, 1995.

                                 CONTINENTAL AIRLINES, INC.


                                 By:    /s/ Gordon M. Bethune
                                    Name:   Gordon M. Bethune
                                    Title:  Chief Executive Officer

                                 "EXECUTIVE"


                                       /s/ Jeffery A. Smisek
                                       Jeffery A. Smisek


                AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement (this "Amendment") is made by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Jeffery A. Smisek ("Executive").

                           WITNESSETH:

     WHEREAS, Company and Executive are parties to that certain
Amended and Restated Employment Agreement dated as of November 15, 1995 (the "Existing Agreement"); and

     WHEREAS, the Human Resources Committee of the Board of
Directors of the Company, on April 17, 1996, authorized the execution and delivery on behalf of the Company of this Amendment; and

     WHEREAS, Company and Executive desire to amend the Existing
Agreement as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

1. Paragraph 2.1 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a four-year period beginning on the Effective Date."

2. Paragraph 4.3 of the Existing Agreement is hereby amended to read in its entirety as follows:

     "4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except Executive shall be provided Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv), (v), or
     (vi), then Company shall provide Executive with the payments and benefits described in clauses (a), (c) and (d) of para-graph 4.2."

3. Paragraph 4.7(ii) of the Existing Agreement is hereby amended to read in its entirety as follows:

     "(ii) "Change in Control" shall have the meaning assigned to such term in the Incentive Plan (as amended by the Board of Directors on April 19, 1996 and in effect on such date);"

4. Contemporaneously with his execution and delivery hereof, Executive is executing and delivering to the Company a Waiver and Amendment to Employee Stock Option Grant and a Waiver and Amendment to Restricted Stock Grant in the forms thereof previously approved by the Human Resources Committee of the Board of Directors of the Company.

5. The Existing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 19th day of April, 1996.


                                 CONTINENTAL AIRLINES, INC.


                                 By: /s/ Gordon M. Bethune
                                 Name: Gordon M. Bethune
                                 Title: Chief Executive Officer


                                 EXECUTIVE


                                 /s/ Jeffery A. Smisek


                AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement (this "Amendment") is made by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Jeffery A. Smisek ("Executive").

                           WITNESSETH:

     WHEREAS, Company and Executive are parties to that certain
Amended and Restated Employment Agreement dated as of November 15, 1995, as amended by Amendment to Employment Agreement dated as of April 19, 1996 (the "Existing Agreement"); and

     WHEREAS, the Human Resources Committee of the Board of
Directors of the Company, on September 30, 1996, authorized the execution and delivery on behalf of the Company of this Amendment; and

     WHEREAS, Company and Executive desire to amend the Existing
Agreement as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1. Paragraph 4.7(i) of the Existing Agreement is hereby amended to read in its entirety as follows:

     "(i) "Annualized Compensation" shall mean an amount equal to the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and (2) a deemed annual bonus which shall be equal to the Bonus Percentage of the amount described in clause (1) of this paragraph 4.7(i). The "Bonus Percentage" shall be a percentage equal to the annual percentage of base salary (i.e., 0% to 125%) paid or payable to a participant under the Company's Executive Bonus Program (and its predecessor or any successor plan or program) with respect to the most recent fiscal year ended prior to Executive's termination of employment; provided that, with respect to fiscal year 1996 only, no amount attributable to the 25% cash bonus paid January 2, 1996 and approved by the Human Resources Committee of the Board of Directors of the Company at its meeting on November 2, 1995 shall be included in the Bonus Percentage."

2. The Existing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.







     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 30th day of September, 1996.


                                 CONTINENTAL AIRLINES, INC.


                                 By: /s/ Gordon M. Bethune
                                 Name: Gordon M. Bethune
                                 Title: Chief Executive Officer


                                 EXECUTIVE


                                 /s/ Jeffery A. Smisek